SCHEDULE 14A INFORMATION
                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
                    THE SECURITIES EXCHANGE ACT OF 1934



 Filed by the Registrant   (X)

 Filed by a Party other than the Registrant   ( )

 Check the appropriate box:

 ( )  Preliminary Proxy Statement                ( )  Confidential, for
                                                      Use of the Commission
                                                      Only (as permitted
                                                      by Rule 14a-6(e)(2))
 ( )  Definitive Proxy Statement
 (X)  Definitive Additional Materials
 ( )  Soliciting Material Under Rule 14a-12


                       HORIZON GROUP PROPERTIES, INC.
   ----------------------------------------------------------------------
              (Name of Registrant as Specified In Its Charter)

                                    N/A
   -----------------------------------------------------------------------
  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


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         (4)      Date Filed:____________________________________________



         Horizon Group Properties, Inc. intends to deliver the following letter to the stockholders of Horizon Group Properties, Inc. beginning on April 30, 2001:

                [HORIZON GROUP PROPERTIES, INC. LETTERHEAD]

                                  CAUTION


                                                             April 27, 2001


DEAR FELLOW STOCKHOLDER:

The Board of Directors of your Company, Horizon Group Properties, Inc. (the "Company" or "Horizon"), wants to alert you that a dissident stockholder, Robert Schwartzberg, has announced his intention to launch a costly and disruptive proxy contest in an attempt to win two seats on your Board of Directors and displace our Chairman, President and Chief Executive Officer Gary Skoien, as well as Michael Reschke, who are the Company's nominees, from your Board. As you know, this is a critical time for the Company and the worst time to divert your management's attention.

Recently, Mr. Schwartzberg and his associate John Loring, both of whom are private investors, have demanded that they be nominated for election as directors of Horizon at our upcoming meeting. You should be aware that Mr. Schwartzberg, who bought his position in Horizon just one year ago, has not disclosed to your management one single contribution he would make if elected to your Board. Mr. Loring is also silent on the skills, if any, that he would bring or his plans for increasing shareholder value. Unlike Gary Skoien and Michael Reschke, neither Mr. Schwartzberg nor Mr. Loring has any apparent experience in managing real estate. Your Board is unanimously opposed to the Schwartzberg/Loring solicitation.

You may expect to be solicited by Mr. Schwartzberg or Mr. Loring, in an attempt to get you to sign their proxy card. Your Company's proxy materials relating to the solicitation were previously mailed to you and we urge you to review them carefully. We caution you against inadvertently signing a proxy card for Messrs. Schwartzberg and Loring, or taking any other action which might not be in your own best interests.

We regret that your Company is faced with a disruptive and costly proxy contest, but we assure you that your Board will continue to act vigorously to protect your best interests. Again, we caution you NOT to sign any proxy card or other materials you may receive from the Schwartzberg/Loring Group.

As further information becomes available, we will keep you updated. Thank you for your interest and continued support.

                                     THE BOARD OF DIRECTORS